Exhibit 10.4

AGREEMENT

OPSYS UK LIMITED

and

OPSYS LIMITED

FOR THE SALE AND PURCHASE OF PART OF

THE BUSINESS OF OPSYS LIMITED

24 October 2002

Contents

1.	Definitions and interpretation	1
2.	Sale of the Opsys UK Business and the Assets	5
3.	Consideration	5
4.	Property	6
5.	Value Added Tax	6
6.	Completion	6
7.	Apportionments, Advance Payments and Advance Receipts	7
8.	Post Completion	7
9.	Contracts	7
10.	Employees	8
11.	Warranty	8
12.	General	8
13.	Costs and expenses	9
14.	Notices	9
15.	Governing law and jurisdiction	10

Annexure A - Employees

Annexure B - Excluded Contracts

Annexure C - Intellectual Property

Annexure D - Notice of Objection to Transfer

Annexure E - Excluded Items

Annexure F - Novation Agreements and Novated Agreements

Schedule (Property Schedule)

This Agreement is made the             24th             day of             October             2002

Between:

(1)	Opsys UK Limited (company number: 4421247) whose registered office is 2 Temple Back East, Temple Quay, Bristol, BS1 6EG, UK (the “Buyer”); and

(2)	Opsys Limited (company number: 3426174) whose registered office is at Unit 8, Begbroke Business and Science Park, Sandy Lane, Yarnton, Kidlington, Oxon OX5 1PF (the “Seller”).

Background:

The Buyer is the wholly owned subsidiary of the Seller. The Seller has agreed to sell to the Buyer and the Buyer has agreed to purchase as a going concern the goodwill and undertaking of the Opsys UK Business (as defined below) carried on at present by the Seller on the terms of this Agreement.

It is agreed as follows:

1.	Definitions and interpretation

1.1	In this Agreement, unless the context otherwise requires, the following words have the following meanings:

“this Agreement”	this Agreement (including any schedule or annexure to it and any document in agreed form);

“Acquired Employees”	all the employees of the Seller engaged in the Opsys UK Business whose names are set out in Part One of annexure A and “Acquired Employee” means any of them;

“Assets”	the goodwill and undertaking of the Opsys UK Business and all property, rights and assets employed, exercised or enjoyed in or in connection with the Opsys UK Business owned by the Seller, other than the Excluded Assets, including but without limitation those listed and referred to in clause 2.1;

“Assignment of Patent Rights”	the patent assignment in the agreed form initialled by the parties for identification purposes only;

“Assignment of Trade Mark Rights”	the assignment of the Trade Marks in the agreed form initialled by the parties for identification purposes only;

“Business Day”	a day (other than a Saturday or a Sunday) on which clearing banks are open for business in the City of London;

“Claims”	other than claims for a tax asset, all rights and claims of the Seller against third parties relating to any of the Assets or otherwise arising (whether before or after Completion) out of or in connection with the Opsys UK Business;

“Completion”	the performance by the parties of the obligations set out in clause 6 (Completion);

“Consideration”	the purchase price for the Opsys UK Business and Assets referred to in clause 3.1;

“Contracts”	save for the contracts of employment, the Excluded Contracts, the Novated Agreements and the Novation Agreements, all undischarged contracts, pending contracts, commitments and orders entered into by or on behalf of the Seller relating to the Opsys UK Business;

“Debts”	other than the Claims, all amounts owing to the Seller on the Transfer Date (whether or not then due and payable) in relation to the Opsys UK Business;

“Domain Names”	the domain names listed in annexure C;

“Employees”	the Retained Employees and the Acquired Employees and “Employee” means any of them;

“Excluded Assets”	(a) cash in hand or at bank and all cheques and other securities representing them;

(b) the Excluded Contracts;

(c) the Excluded Items;

(d) the Properties;

(e) the Excluded Individuals;

(f) the Debts; and

(f) the Domain Names;

“Excluded Contracts”	the contracts relating to the Opsys UK Business listed in annexure B;

“Excluded Individuals”	Donald Barclay, Thomas Anthopoulos, Ebinezar Namdas, Jonathan Markham, Shih Chun Lo, Gary Richards, Sanjay Sharma, Esteban Ramon Vella, Sylvia Bettlington, Mounir Halim, Susie Jenkins, George Robb, Philip Wood, Graham Turnbull, Steven Magennis, Richard Beavington, Christine Tedeschi and Dean Mathieson;

“Excluded Items”	the items listed in annexure E;

“Intellectual Property”	means patents, trade marks, service marks rights in designs, trade or business names, trade secrets, know-how, copyrights, topography rights and rights in databases (whether or not any of these is registered and including applications for registration of any such thing) and all rights or forms of protection of a similar nature or having equivalent or similar effect to any of these which may subsist anywhere in the world;

“IT Architecture”	the Opsys VPN and the services provided to the Seller by CAE Office Systems;

“Kodak Licence”	the licence between the Seller and Eastman Kodak Company for the cross licence of certain intellectual property rights, dated 31 March 2001;

“Liabilities”	all claims, liabilities and obligations of the Seller on the Transfer Date relating exclusively to the Opsys UK Business and for the avoidance of doubt, excluding any liability relating to the Excluded Assets or any of them and excluding liabilities relating to the Acquired Employees, the Retained Employees or under the TUPE Regulations (which shall, for the avoidance of doubt, be dealt with in the transaction agreement made between, inter alios, the Buyer and the Seller and dated 23 October 2002);

“notice”	includes any notice, demand, consent or other communication;

“Novation Agreements”	the agreements listed in annexure F;

“Novated Agreements”	the agreements being novated by the Novation Agreements;

“Opsys UK Business”	the business of research and development of novel light emitting materials and other opto-electronic technologies for eventual application in organic electroluminescent displays and lighting including, but not limited to, active and passive matrix displays;

“Properties”	the Office Property and the Reception Area Property details of which are summarised in Part 1 of the Schedule and “Property” shall mean either one of them;

“Records”	the financial records and other records relating to the Opsys UK Business and the Employees, held on whatever medium, excluding any which the Seller is required by law to retain;

“Retained Employees”	means any employee, consultant or other individual who works for the Seller on the date hereof on any basis, other that the Acquired Employees and including the individuals whose names are set out in Part Two of Annexure A and “Retained Employee” means any of them;

“Trade Marks”	the trade marks listed in annexure C;

“Transfer Date”	the date of this Agreement;

“TUPE Regulations”	the Transfer of Undertakings (Protection of Employment) Regulations 1981.

1.2	In this Agreement, unless the context otherwise requires:

(a)	words in the singular include the plural and vice versa and words in one gender include any other gender;

(b)	a reference to a statute or statutory provision includes:

(i)	any subordinate legislation (as defined in Section 21(1), Interpretation Act 1978) made under it; and

(ii)	any statute or statutory provision which modifies, consolidates, re-enacts or supersedes it ;

(c)	a reference to:

(i)	any party includes its successors in title and permitted assigns;

(ii)	a “person” includes any individual, firm, body corporate, association or partnership, government or state (whether or not having a separate legal personality);

(iii)	clauses and schedules are to clauses and schedules of this Agreement and references to sub-clauses and paragraphs are references to sub-clauses and paragraphs of the clause or schedule in which they appear;

(iv)	any provision of this Agreement is to that provision as amended in accordance with the terms of this Agreement;

(v)	any document being “in the agreed form” means in a form which has been agreed by the parties on or before the date of this Agreement and for identification purposes signed by them or on their behalf by their solicitors; and

(vi)	“indemnify” and “indemnifying” any person against any circumstance include indemnifying and keeping him harmless from all actions, claims and proceedings from time to time made against him and all loss or damage and all payments, costs or expenses made or incurred by that person as a consequence of or which would not have arisen but for that circumstance;

(d)	except as set out in sub-clause 1.1, terms defined in the Companies Act 1985 have the meanings attributed to them by that Act;

(e)	the table of contents and headings are for convenience only and shall not affect the interpretation of this Agreement;

(f)	the words “include”, “includes” and “including” shall be deemed to be followed by the phrase “without limitation”; and

(g)	general words shall not be given a restrictive meaning:

(i)	if they are introduced by the word “other” by reason of the fact that they are proceeded by words indicating a particular class of act, matter or things; or

(ii)	by reason of the fact that they are followed by particular examples intended to be embraced by those general words.

2.	Sale of the Opsys UK Business and the Assets

2.1	The Seller shall sell to the Buyer with full title guarantee free from all charges and encumbrances (whether monetary or not) and the Buyer shall purchase as at the Transfer Date the Assets, including but not limited to:

(a)	the Intellectual Property owned by the Seller at the Transfer Date;

(b)	the benefit (so far as they can lawfully be assigned, transferred to or held in trust for the Buyer) of the Claims;

(c)	the benefit (subject to the burden) of the Contracts; and

(d)	the Records.

2.2	The Seller shall use all reasonable endeavours to procure the re-registration of the Domain Names in the name of the Buyer to take effect on or about twelve months after the Transfer Date and shall use all reasonable endeavours to execute all documentation at the expense of the Buyer reasonably necessary to effect such re-registration. Where the failure to effect such re-registration on the intended date is outside the control of the Seller and the Buyer, such failure will not be deemed to be a breach of this clause.

2.3	Title in, and risk of loss or damage to, the Assets shall pass to the Buyer on the Transfer Date. From the Transfer Date the Seller shall hold the Assets on trust for the Buyer absolutely until they shall have been delivered, formally transferred or assigned to the Buyer, and shall act in accordance with the Buyer’s instructions in respect of any Asset which it so holds as trustee.

2.4	The Buyer hereby grants the Seller a non-exclusive, royalty free licence to use the Trade Marks for a period of 12 months from the date hereof.

3.	Consideration

3.1	The consideration is the payment by the Buyer to the Seller of the sum of $2,500,000 which shall be left out-standing on inter-company loan and the issue of 839 ordinary shares of £1 each in the Buyer to the Seller. Any amounts expressed in this Agreement are exclusive of any value added tax which may be chargeable thereon and the amount of any such value added tax shall be payable in addition thereto.

3.2	In addition, the Buyer shall assume the Liabilities and keep the Seller indemnified against all actions, proceedings, costs, damages, claims and demands in respect of them.

3.3	The Buyer shall not be responsible for any liability in respect of the Opsys UK Business or Assets which is not expressly assumed by it under this Agreement and the Seller shall indemnify the Buyer accordingly.

4.	Property

The provisions of the Schedule shall apply in relation to the Properties and where such provisions shall conflict with other provisions of this agreement the provisions of the Schedule shall apply.

5.	Value Added Tax

5.1	Immediately after the Transfer Date, the Buyer shall use its best endeavours to:

(i)	obtain a VAT registration number;

(ii)	establish a closing date for the Buyer’s VAT period as soon as possible after the Transfer Date;

(iii)	file a claim for VAT in the event that there is a charge to VAT in the Seller connected with the Hive Down.

The Buyer reimburses the Seller on a pound for pound basis any amount it receives from customs and excise in respect of any VAT charge incurred by the Seller relating to supplies made by the Buyer hereunder for purposes of VAT.

5.2	The Seller and the Buyer agree that the sale of the Assets is the transfer of part of the business of the Seller as a going concern for the purposes of both Section 49, VATA and Article 5, Value Added Tax (Special Provisions) Order 1995 (“Article 5”). The Seller and the Buyer shall use their reasonable endeavours to secure that pursuant to such provisions the sale of the Assets is treated as neither a supply of goods nor a supply of services for the purposes of VAT.

6.	Completion

6.1	Completion shall take place on the signing of this Agreement.

6.2	On Completion:

(a)	the Seller shall permit the Buyer to enter into and take possession of the Opsys UK Business and shall deliver or cause to be delivered to the Buyer:

(i)	any instruments of transfer which the Buyer may reasonably require to vest title in the Assets (including, without limitation, transfers, conveyances and assignments) together with all deeds and documents of title relating to the Assets;

(ii)	those Records which are not stored at the Properties;

(iii)	duly executed releases from the holders of all outstanding charges over the Opsys UK Business and/or any of the Assets;

(iv)	the duly executed Assignment of Patent Rights;

(v)	the duly executed Assignment of Trade Mark Rights; and

(vi)	the duly executed Novation Agreements together with a copy of the Novated Agreements.

7.	Apportionments, Advance Payments and Advance Receipts

7.1	The following, shall be apportioned on a time basis so that the part attributable to the period ended on and including the Transfer Date shall be borne by the Seller and the part attributable to the period commencing on the day following the Transfer Date shall be borne by the Buyer:

(a)	all periodical charges and outgoings attributable to the Opsys UK Business or the Assets (including, but not limited to, rent, rates, gas, electricity, water and telephone charges);

(b)	all liabilities in relation to salaries, wages, accrued holiday pay, national insurance, pension contributions, PAYE remittances and all other payments to or in respect of the Acquired Employees; and

(c)	all rents, licences, fees, royalties and any other amounts receivable in respect of the Opsys UK Business or the Assets;

and the resulting balance shall be paid over promptly after such apportionment has been made.

8.	Post Completion

8.1	Forthwith after the Transfer Date:

(a)	the Seller shall wholly discontinue carrying on the Opsys UK Business; and

(b)	the parties shall, at the expense of the Buyer, send to the suppliers and customers of the Opsys UK Business letters in a form agreed between them.

8.2	For a period of twelve months after the Transfer Date, the Seller shall, forthwith upon receipt, forward to the Buyer any notices, correspondence, information or enquiries which relate to the Opsys UK Business.

8.3	The Buyer shall preserve, or procure the preservation of the financial records of the Opsys UK Business for a period of seven years and shall permit and allow, upon giving reasonable notice and during business hours, the Seller and/or its agents, accountants or other representatives access to, and at its own expense to take copies of, them.

9.	Contracts

9.1	With effect from Completion, the Buyer shall assume the obligations, and become entitled to the benefits, of the Seller under the Contracts.

9.2	The Seller and the Buyer shall together use their best efforts to procure the execution of the Novation Agreements by all parties to them.

9.3	If any Contract cannot be assigned by the Seller to the Buyer except by an agreement of novation or with a consent to assignment or without the assignment constituting an event of default or termination, no assignment takes place by virtue of this Agreement until legally able to do so, but:

(a)	the Seller and the Buyer shall (at the request of the Buyer) together take all reasonable steps to obtain the consent or waiver to the event of default or to the termination;

(b)	unless or until the Contract has been novated or assigned or the provision waived, the Seller shall hold it in trust for the Buyer;

(c)	the Buyer shall, at its own cost and for its own benefit, perform the Seller’s obligations under the Contract arising after the Transfer Date; and

(d)	the Buyer shall indemnify the Seller against the defective or negligent performance or non-performance of the Contract.

10.	Employees

10.1	The parties acknowledge and agree that, pursuant to the TUPE Regulations, the contracts of employment between the Seller and each of the Acquired Employees will have effect from the Transfer Date as if made originally between the Buyer and each Acquired Employee.

10.2	The Seller shall procure that on the Transfer Date the Retained Employees shall give to the Seller and the Buyer a notice of objection in the form set out in annexure D. Contemporaneously the Seller shall ensure that an offer is made by it to each Retained Employee to employ him under a new contract of employment which do not differ in any material way from the terms and conditions of employment of that Retained Employee immediately before the Transfer Date.

11.	Warranty

The Seller warrants to the Buyer that it is the only legal and beneficial owner of the Assets; that the Assets are sold free from all charges and encumbrances; and that it has obtained all corporate authorisations and all other applicable governmental, statutory, regulatory or other consents, licences, waivers or exemptions required to empower it to enter into and to perform its obligations under this agreement and each document to be executed by it at or before Completion pursuant to this agreement.

12.	Stamp Duty

The Seller and the Buyer hereby certify that the transaction effected under this Agreement does not form part of a larger transaction or of a series of transactions in respect of which the amount or value or the aggregate amount or value of the consideration (ignoring consideration which may be disregarded for stamp duty purposes) exceeds £60,000.

13.	General

13.1	Contracts (Rights of Third Parties) Act 1999

Unless expressly provided in this Agreement, no term of this Agreement is enforceable pursuant to the Contracts (Rights of Third Parties) Act 1999 by any person who is not a party to it.

13.2	Entire Agreement

This Agreement sets out the entire agreement and understanding between the parties in respect of the subject matter of this Agreement.

13.3	Variation

No purported variation of this Agreement shall be effective unless it is in writing and signed by or on behalf of each of the parties.

13.4	Effect of Completion

Except to the extent already performed, all the provisions of this Agreement shall, so far as they are capable of being performed or observed, continue in full force and effect notwithstanding Completion.

13.5	Invalidity

If any provision of this Agreement is found by any court or competent authority to be invalid, unlawful or unenforceable in any jurisdiction, that provision shall be deemed not to be a part of this Agreement, but it shall not affect the enforceability of the remainder of this Agreement nor shall it affect the validity, lawfulness or enforceability of that provision in any other jurisdiction.

13.6	Further assurance

After Completion, the Seller shall execute such documents and take such steps as the Buyer may reasonably require to vest the full title (to the extent possible) to the Opsys UK Business and Assets in the Buyer and give the Buyer the full benefit of this Agreement.

13.7	Maintenance of Registered Intellectual Property

Seller shall, at the Buyer’s expense, take all reasonable steps to maintain the registrations of the Trade Marks and of the patents set out in annexure C as are registered and to prosecute the applications of such of the foregoing as are pending registration, from the Transfer Date until the Buyer or its nominee or successor in title is recorded as proprietor thereof on the relevant register, provided that the Seller shall be entitled, acting reasonably, to abandon, vary or amend any of the foregoing with the consent of the Buyer, which consent will not be unreasonably withheld or delayed.

13.8	Counterparts

(a)	This Agreement may be executed in any number of counterparts and by the parties on separate counterparts, but shall not be effective until each party has executed at least one counterpart.

(b)	Each counterpart, when executed, shall be an original of this Agreement and all counterparts shall together constitute one instrument.

14.	Costs and expenses

14.1	Except as referred to in sub-clause 14.2 each party shall bear its own costs and expenses incurred in the preparation, execution and implementation of this Agreement.

14.2	The Buyer shall pay all stamp and other transfer duties and registration fees applicable to any document to which it is a party and which arise as a result of or in consequence of this Agreement.

15.	Notices

15.1	Any notice to a party under this Agreement shall be in writing signed by or on behalf of the party giving it and shall, unless delivered to a party personally, be left at, or sent by prepaid first class post, prepaid recorded delivery or facsimile to the address of the party as set out on page 1 of this Agreement or as otherwise notified in writing from time to time.

15.2	A notice shall be deemed to have been served:

(a)	at the time of delivery if delivered personally;

(b)	48 hours after posting in the case of an address in the United Kingdom and 96 hours after posting for any other address; or

(c)	two hours after transmission if served by facsimile on a Business Day prior to 3pm or in any other case at 10 am on the Business Day after the date of despatch.

If the deemed time of service is not during normal business hours in the country of receipt, the notice shall be deemed served at or, in the case of faxes, two hours after the opening of business on the next Business Day of that country.

15.3	In proving service it will be sufficient to prove:

(a)	in the case of personal service, that it was handed to the party or delivered to or left in an appropriate place for receipt of letters at its address;

(b)	in the case of a letter sent by post, that the letter was properly addressed, stamped and posted; or

(c)	in the case of facsimile, that it was properly addressed and despatched to the number of the party.

15.4	A party shall not attempt to prevent or delay the service on it of a notice connected with this Agreement.

16.	Governing law and jurisdiction

16.1	This Agreement shall be governed by and construed in accordance with English Law.

16.2	Each of the parties irrevocably submits for all purposes in connection with this Agreement to the non-exclusive jurisdiction of the courts of England.

This Agreement is made on the date appearing at the head of page one.

Signed by	)
for and on behalf of	)	/s/ Michael Holmes
Opsys Limited	)
in the presence of:	)

Signature of witness: /s/ Jeremy Osler

Name: Jeremy Osler

Occupation: Solicitor

Signed by	)
for and on behalf of	)	/s/ Ian Butcher
Opsys UK Limited	)
in the presence of:	)

Signature of witness: /s/ Magnus Vekauder

Name: Magnus Vekauder

Occupation: Solicitor

Annexure A

Employees

Part One – Acquired Employees

1.	Amanda Kelly
2.	Annette Steudel
3.	Ben Brosh
4.	Christopher Shipley
5.	Colin Bannister
6.	Derek Babbington
7.	Elizabeth Potterton
8.	Huahong Shi
9.	Jane Burrage
10.	Jonathan Pillow
11.	Kai Look
12.	Mark Andrews
13.	Mark Bale
14.	Michael Frampton
15.	Natasha Conway
16.	Neil Maxted
17.	Nick Popham
18.	Nigel Bailey
19.	Nigel Male
20.	Scott Watkins
21.	Tuan Ly
22.	Verena Brogden
23.	Xuhua Wang
24.	Zugang Liu

Part Two – Retained Employees

1.	Rebecca Lingwood
2.	Michael Holmes
3.	Alexis Zervoglos
4.	Catherine Hindle
5.	Janet Green
6.	Victor Christou
7.	Jonathan Bradford
8.	John Baits
9.	David Martin
10.	Damoder Reddy
11.	Oleg Salata

Annexure B

Excluded Contracts

1.	The Kodak Licence

2.	Opsys Purchase Order: US-10001 – Microengineering, 6-2 Nlhombashi-Hakozaki, Chuo-ku, Toyko 103-0015; Reference 020209-12(March 14, 2001) & 010216-12 (March 26, 2001)

3.	Opsys Purchase Order: US-10002 – ULVAC Technologies Inc., 401 Griffin Brook Drive, Methuen, MA 01844; Reference V-942R2Y (March 22, 2001)

4.	Opsys Purchase Order: US-10003 – Kurdex Corporation, Sunnyvale, CA; Reference # 1800C (March 9, 2001)

5.	Opsys Purchase Order: US-10004 – Kenix Industries Inc., 7898 E. Acoma Drive, Suite #104, Scottsdale, AZ 85260; Reference QQOPY01N (April 11, 2001)

6.	Opsys Purchase Order: US-10005 – Kenix Industries Inc., 7898 E. Acoma Drive, Suite #104, Scottsdale, AZ 85260; Reference QQ-CR100-R3 (Feb 15, 2001)

7.	Opsys Purchase Order: US-10006 – Lan Technical Services Company Limited, 1-6-12 Yoyogi, Shibuya-ku, Toyko 161, Japan; Reference LAN-000409A (April 9, 2001)

8.	Opsys Purchase Order: US-10007 – Mbraun Gmbh, Gutenbergstr. 7, D-85748, Garching, Germany; Reference AG-10319/1 (April 20, 2001)

9.	Opsys Purchase Order: US-10008 – Mbraun Gmbh, Gutenbergstr. 7, D-85748, Garching, Germany; Reference AG-10320/2 (April 27, 2001)

10.	All contracts with the Excluded Individuals

11.	All contracts with employee benefit programme providers, including, Everitt Kerr & Co Ltd (for pay roll services), Amber Independent Financial Services Ltd (for brokering employee benefits), Scottish Equitable (for PHI) and Swiss Life (UK) plc (for life insurance).

12.	Contract with Lindsay Brown Associates (for public relations services)

Annexure C

Intellectual Property

TRADE MARKS

Registration No	Application No.	Reg./Appl. Date	Mark	Classes	Countries	Status
UK 2229953 JP 4504550	EU 001935329 US 76179324	6 April 2001	Opsys	1 & 9	UK, JP, US, EU	Registered in UK & JP & EU. Pending in US

UK 2229955	US 76149323	6 April 2001	Opsys & (old) logo	1 & 9	UK, US	US registration abandoned due to redesign of logo

UK 2270662	JP 2001-104490 US 76340230 EU 002475655	18 January 2002	Opsys (current) logo	1 & 9	UK, JP, US, EU	Registered in UK Pending in JP, US & EU

UK 2270660	JP 2001-104489 US 76341067 EU 002475622	25 January 2002	Opsys (stylized)	1 & 9	UK, JP, US, EU	Registered in UK Pending in JP, US & EU

UK 2235442	EU 001995794 US 76178337	24 November 2000	OLP	1 & 9	UK, US, EU	Registered in UK EU registration abandoned and pending in US

PENDING PATENT APPLICATIONS

PATENT APPLICATIONS SOLELY ASSIGNED TO OPSYS LIMITED

Application No	Publication No.	Corresponding Applications	Priority Date	Publication Date	Title	Countries	Status
PCT/GB01/03190	WO 02/07235	GB 0017297.3	15 Jul 2000	24 Jan 2002	Patterned organic light-emitting device	All contracting states	Pending

GB 0108062.1			30 Mar 2001		Improvements in or relating to data displays	GB	Pending

PCT/GB02/02181		GB 0111751 (filed 14 May 2001) GB 0208230.3 (filed 10 Apr 2002)	14 May 2001 14 May 2001		A method of providing a layer including a metal or silicon or germanium and oxygen on a surface	GB	Pending

PCT/GB02/03115		GB 0117377.2	17 Jul 2001		Tertiary diamines containing heterocyclic groups and their use in organic electroluminescent devices	GB	Pending

GB 0127461.2 (filed 16 Nov 2001) GB 0220844.5 (filed 7 Sep 2002)			16 Nov 2001 16 Nov 2001		Light emitting device and compounds for use therein	GB	Pending

GB 0203270.4			12 Feb 2002		Light emitting device with improved light extraction	GB	Pending

GB 0204989.8	4 Mar 2002	Phosphorescent compositions and organic light-emitting devices containing them	GB	Pending

GB 0205592.9 (filed 9 Mar 2002) GB 0213902.0 (filed 18 Jun 2002)	9 Mar 2002 9 Mar 2002	Polymerisable compositions and organic light-emitting devices containing them	GB	Pending

DOMAIN NAMES

Registration Date	Expiry Date	Domain name	Owner
22/03/2002	22/03/2003	opsyslimited.net	Opsys Limited
12/02/2001	12/02/2003	opsyslimited.co.uk	Opsys Limited
12/02/2001	12/02/2004	opsyslimited.com	Opsys Limited
12/02/2001	12/02/2003	opsysinternational.co.uk	Opsys Limited
12/02/2001	12/02/2004	opsysinternational.com	Opsys Limited
12/02/2001	12/02/2004	opsysdisplays.net	Opsys Limited
12/02/2001	12/02/2003	opsysdisplays.co.uk	Opsys Limited
15/04/1998	15/4/2004	opsys.co.uk	Opsys Limited
12/02/2001	12/02/2004	opsysdisplays.com	Opsys Limited

Annexure D

Notice of Objection to transfer

Opsys Limited

I, the undersigned, hereby register my objection to my employment being transferred to Opsys UK under the Transfer of Undertakings (Protection of Employment) Regulations 1981.

I understand that as a result my employment will terminate on the date of transfer as if I resigned. I understand that I will not receive any redundancy or severance pay, and that I may not be eligible for jobseeker’s allowance. I confirm that these consequences have been explained to me by Opsys Limited.

Signed

Print name

Dated

Witnessed by

Signed

Print name

Annexure E

Excluded Items

The IT Architecture

ARC UPS

Evesham Desktop Computer (Barclays)

Iridium Laptop Computer (R Lingwood)

Toshiba 3440CT Laptop Computer (J Bradford)

Ktec Computer - Serial 1131950 (C Hindle)

Scaleo P4 Desktop Computer 1.8 (J Green)

Scaleo P4 Desktop Computer 1.6 (V Christou)

Scaleo P4 Desktop Computer 2.0 (A Zervoglos)

Toshiba 3440CT Laptop Computer (D Barclay)

HP Laserjet 3320n Printer

Cisco 48 Port Hub Switch

MS 2000 Professional (13 copies)

MS Office 2000 Professional (seven copies)

All motor vehicles owned by or leased to the Seller

Annexure F

Novation Agreements and Novated Agreements

Novation Agreement	Novated Agreement
Novation Agreement between (1) Cambridge Display Technology Limited, (2) Opsys Limited, and (3) Opsys UK Limited	Licence Agreement between (1) Opsys Limited and (2) Cambridge Display Technology Limited, to be signed at Closing

Novation and Variation Agreement between (1) Isis Innovation Limited, (2) The Chancellors, Masters and Scholars of the University of Oxford, (3) The University Court of the University of St Andrews, (4) Opsys Limited, (5) Opsys UK Limited and (6) Cambridge Display Technology Limited

Framework Agreement between (1) Isis Innovation Limited, (2) The Chancellors, Masters and Scholars of the University of Oxford, (3) The University Court of the University of St Andrews, and (4) Opsys Limited, dated 14 February 2002

Umbrella Licence agreement between (1) Isis Innovation Limited, (2) The Chancellors, Masters and Scholars of the University of Oxford, (3) The University Court of the University of St Andrews, and (4) Opsys Limited, dated 21 January 2002

Novation and Variation Agreement between (1) Isis Innovation Limited, (2) The Chancellors, Masters and Scholars of the University of Oxford, (3) Opsys Limited, (4) Opsys UK Limited and (5) Cambridge Display Technology Limited	Framework Agreement between (1) Isis Innovation Limited, (2) The Chancellors, Masters and Scholars of the University of Oxford, and (3) Opsys Limited, dated 22 April 2002

Novation and Variation Agreement between (1) The University of Durham, (2) Opsys Limited, (3) Opsys UK Limited and (4) Cambridge Display Technology Limited

Licence Agreement between (1) The University of Durham, and (2) Opsys Limited, dated 1 August 2001

Agreement relating to Studentship for Miss Bettington between (1) The University of Durham, and (2) Opsys Limited, dated January 2001

Novation and Variation Agreement between (1 The University Court of the University of St Andrews, (2) Mr Jonathan Markham, (3) Opsys Limited, (4) Opsys UK Limited and (5) Cambridge Display Technology Limited	Collaboration Agreement between (1 The University Court of the University of St Andrews, (2) Mr Jonathan Markham, and (3) Opsys Limited dated 4th July 2001

Novation and Variation Agreement between (1) The Chancellors, Masters and Scholars of the University of Oxford, (2) Mr Michael Frampton, (3) Opsys Limited, (4) Opsys UK Limited and (5) Cambridge Display Technology Limited	CASE Award Agreement between (1) The Chancellors, Masters and Scholars of the University of Oxford, (2) Mr Michael Frampton and (3) Opsys Limited, dated 9 February 2000

Novation Agreement between (1) Central Research Laboratories, (2) Opsys Limited and (3) Opsys UK Limited	Licence Agreement between Central Research Laboratories and Opsys Limited, dated 30 April 1999

Novation Agreement between (1) HW Sands, (2) Opsys Limited and (3) Opsys UK Limited	Licence Agreement between (1) Opsys Limited and (2) HW Sands, dated 10th October 2000

Novation Agreement between (1) The University of Exeter, (2) Miss Lucy Smith, (3) Opsys Limited, and (4) Opsys UK Limited	Studentship Agreement between (1) The University of Exeter, (2) Miss Lucy Smith, and (3) Opsys Limited, dated 1st October 2002

Novation Agreement between (1) Toppan Printing Company Limited, (2) Opsys Limited and (3) Opsys UK Limited	Joint Development Agreement between (1) Toppan Printing Company Limited and (2) Opsys Limited, dated 4 July 2002

Novation Agreement between (1) European Venture Partners limited and (2) Opsys Limited and (3) Opsys UK Limited	Master Lease Agreement between (1) European Venture Partners limited and (2) Opsys Limited dated on or about January 2001

Schedule

Part 1

Properties

Office Property:	Lease of Unit 8 Begbroke Business and Science Park Yarnton Oxfordshire dated 23 November 1999 between The University of Oxford (the “Reversioner”) (1) and the Seller (2) for a term expiring 30
September 2004

Reception Area Property:	Lease of Reception Area between Unit 7 and Unit 8 Begbroke Business and Science Park Yarnton Oxfordshire dated 24 August 2001 between The University of Oxford (the “Reversioner”) (1) and the Seller (2) for a term expiring 30 September 2004

Part 2

Sale of Properties

1.	Definitions And Interpretation

1.1	In this schedule the following terms shall have the following meanings:

“Actual Completion Date” means in relation to each of the Properties the date upon which that Property is transferred conveyed or assigned to the Buyer;

“Assurances” means the assignments of the Properties to the Buyer;

“Lease” means in respect of each of the Properties the lease(s) under which the Seller holds its interest in that property (short particulars of which lease(s) are contained in Part 1);

“Reversioner’s Consent” means any landlord’s consent required (whether under the relevant Lease or any superior lease) in relation to the assignment of a Leasehold Property to the Buyer (and in cases where more than one such consent is required any and/or all of them);

“Standard Commercial Property Conditions” means the Standard Commercial Property Conditions (First Edition) and “SCPC” means Standard Commercial Property Condition;

1.2	References to paragraphs are to paragraphs in this schedule.

2.	Standard Commercial Property Conditions

2.1	The Standard Commercial Property Conditions are incorporated in this agreement insofar as they are applicable to a sale by private treaty and where these is a conflict between them and any other provision of this agreement that other provision prevails.

2.2	In the construction of the Standard Commercial Property Conditions:

(a)	“contract rate” means a yearly rate equivalent to four percentage points above the base lending rate of National Westminster Bank plc for the time being in force calculated on a daily basis;
(b)	“purchase price” means (in relation to each of the Properties) the part of the consideration (if any) allocated to that Property.

2.3	SCPC, 4.1, 4.3.2, 4.5.2, 4.5.5 and 8.3 do not apply.

2.4	SCPC 3.3.4 is amended to read “Unless under a legal duty to do so the seller is not to agree to any proposal to change the lease terms without the consent of the buyer (such consent not to be unreasonably withheld) and is to inform the buyer without delay of any change which may be proposed or agreed.”

2.5	SCPC 6.3.3 is amended to read “In apportioning any sum, the day on which the apportionment is made is to be apportioned to the seller.”

2.6	SCPC 6.3.4 is amended to read “For the purposes of apportioning income and outgoings it is to be assumed that they accrue at an equal daily rate throughout the period to which they relate. In the case of annual rents (whether or not payable quarterly) this period is the period of 365 days (or 366 in a leap year).”

3.	Title

3.1	Title to the Properties is set out in Part 1 and title to the Properties shall commence with the relevant Lease as the case may be.

3.2	Title having been deduced to the Buyer’s Solicitors prior to the date of this agreement the Buyer shall be deemed to purchase with full knowledge of the title in all respects and shall raise no requisitions or objections in relation to it.

4.	Sale and Purchase

4.1	The Seller shall sell and the Buyer shall purchase the Properties.

4.2	Subject to the terms of this agreement the Seller shall sell with full title guarantee but the Seller shall not be liable under any of the covenants set out in sections 3 or 4 of the Law of Property (Miscellaneous Provisions) Act 1994 for the consequences of any breach of the tenant’s covenants in the Leases relating to the repair and decoration of the Properties.

4.3	The sale and purchase effected hereby is both the Properties and (subject to the provisions of paragraphs 8) the Seller shall not be obliged to complete the sale and purchase of any of the Properties unless the Buyer completes simultaneously the purchase of all the Properties and otherwise completes the purchase of the Business and assets as and in the manner provided for in the agreement of which this schedule forms part.

5.	Matters affecting the Properties

5.1	The Properties are sold and will be transferred conveyed or assigned subject to and where appropriate with the benefit of:

(a)	all outgoings affecting the Property;

(b)	the payment of the rents reserved by the relevant Lease and the covenants on the part of the lessee and the conditions exceptions reservations and other matters contained mentioned or referred to in the Lease;

(c)	all easements and quasi-easements and public and private rights of way and all other rights of way and all other rights privileges and liabilities (if any) affecting the Property whether mentioned herein or not and whether or not the same are or ought to be known to the Seller but without obligation on the part of the Seller to define the same;

(d)	all local land charges (whether registered or not before the date of this agreement) and all matters capable of registration as local land charges (whether or not actually registered as such) affecting or relating to the Property;

(e)	all actual or proposed notices, orders, demands, directions, requirements, charges, restrictions, conditions, agreements, proposals or other matters affecting or relating to the Property (whether or not registered or capable of registration before the date of this agreement) given or made by any Government Department statutory undertaker public local authority or other competent authority;

(f)	all matters which are (or would if the title to the Property were registered be) overriding interests under section 70(1) of the Land Registration Act 1925;

(g)	all matters for which the Seller would not be liable under the covenants for title given pursuant to paragraph;

but otherwise with vacant possession.

5.2	The Buyer shall be deemed to have notice of the matters referred to in paragraph 5.1 above and shall raise no requisition or objection in relation to them.

6.	Permitted use under the Planning Acts

The Buyer shall be deemed to purchase with full knowledge in all respects of the permitted use of the Properties for the purposes of the Planning Acts and all regulations and statutory instruments made thereunder and shall raise no objection or requisition as to their existing or permitted use.

7.	Assurances

7.1	The Assurances shall be prepared by the Seller and executed by the Buyer in duplicate at the expense of the Buyer and where completion takes place after Completion the assurance shall be delivered to the Seller’s solicitors no later than three working days before the date on which completion should take place in accordance with paragraph 10.1.(b).

7.2	The Buyer shall arrange for the duplicate (except the duplicate of any document executed outside the United Kingdom) to be stamped and denoted at the Buyer’s expense and returned to the Seller’s solicitors within ten working days of Completion or (if later) the Actual Completion Date in respect of the relevant Property.

7.3	The assurances shall contain (where applicable):

(a)	a covenant by the Buyer with the Seller that the Buyer and its successors in title will observe and perform the covenants on the part of the lessee contained in the relevant Lease and will indemnify and keep indemnified the Seller against all demands, claims, losses, damages, costs, expenses and other liabilities whatsoever suffered or sustained by the Seller as a result of the breach non-performance or non-observance of the same;

(b)	an agreement and declaration to the effect that the Seller shall not be liable under any of the covenants set out in sections 3 or 4 of the Law of Property (Miscellaneous Provisions) Act 1994 for the consequences of any breach of the tenant’s covenants in the Leases relating to the repair and decoration of the Leasehold Properties.

8.	Reversioner’s Consents

The following provisions shall apply in relation to the Properties:

8.1	Sale of the Property is subject to the Seller obtaining the Reversioner’s Consent.

8.2	The Seller shall hold the Property on trust for the Buyer from the date of this agreement until the Actual Completion Date or (if in fact the assurance of the Property is never completed) for so long as the assurance is still capable of being completed (that is until the provisions of this agreement cease to be of effect as regards the Property whether by rescission or determination under paragraph 8 or otherwise) and (except insofar as the Buyer is obliged in that respect) the Seller shall pay the rents in the Leases.

8.3	The Seller shall as soon as reasonably practicable and at the Buyer’s cost apply for and use reasonable endeavours to obtain the Reversioner’s Consent as soon as possible.

8.4	The Buyer shall use all reasonable endeavours to assist the Seller in obtaining the Reversioner’s Consent and in particular shall promptly provide all such information as the Seller may require in relation to the obtaining of the consent and such other information as the landlord may be entitled to request under the terms of the relevant Lease.

8.5	If reasonably required by the landlord the Buyer will enter into a direct covenant with the landlord to observe and perform the terms of the relevant Lease throughout the remainder of the term and any statutory extension of it and/or provide such additional security for the performance of the lessee’s covenants (whether by way of guarantee rent deposit bank guarantee or otherwise) as the landlord may reasonably require.

8.6	The Buyer shall on and from Completion be permitted to enter into occupation of the Property as licensee of the Seller and shall be entitled to receive all profit and other income from it.

8.7	The Buyer shall from Completion until completion of the assurance to it of the Property or determination of this agreement in so far as it relates to the Property (whether by rescission or otherwise) or until it vacates the Property pursuant to any provision in this schedule be responsible for the payment of all outgoings on the Property (save that any rent or sums payable to the landlord shall be paid by the Buyer to the Seller not less than four working days before they are due and the Seller shall promptly pay such sums to the landlord) and observe and perform the covenants, agreements, conditions and stipulations on the part of the lessee to be performed and observed under the relevant Lease and shall indemnify the Seller against any losses arising out of any breach of these obligations.

8.8	The following further provisions shall apply in relation to any period of occupation of the Property by the Buyer prior to completion of the assurance of the Property to the Buyer:

(a)	the Seller so far as it is lawfully able to do so shall permit the Buyer to remain in occupation of the Property;

(b)	the Buyer shall not carry out any activity for which the consent of any third party may be required without such consent being obtained or carry out any such activity which would constitute a breach or non-observance of the covenants and conditions in the Lease.

8.9	Subject to clause 8.11(e):

(a)	If the Reversioner’s Consent shall be refused or shall not have been obtained within nine (9) months of the date of this agreement the

Seller may rescind this agreement insofar as it relates to the Reception Area Property but not further or otherwise (and the Buyer shall forthwith vacate the Property) but without prejudice to any rights or remedies which may by then have accrued to the Seller against the Buyer.

(b)	In respect of the Office Property if the Reversioner’s Consent is refused or has not been obtained within six (6) months of the date of this agreement then if both parties consider that the relevant landlord is acting unreasonably in refusing or withholding consent the Seller shall at the expense of the Buyer seek the opinion of a leading Counsel specialising in landlord and tenant law on whether the landlord is unreasonably withholding or has unreasonably refused consent to the assignment. If the said leading Counsel advises that the landlord is unreasonably withholding or has unreasonably refused consent the Seller shall at the expense of the Buyer apply to a court of competent jurisdiction for a declaration that the landlord is acting unreasonably;

(c)	If the declaration is obtained the Assurance of the Office Property shall be completed five working days thereafter.

(d)	If the said leading Counsel advises that landlord’s consent to the assignment has been reasonably refused/withheld or if the declaration referred to in paragraph 8.11(a) is refused this agreement shall thenceforth be deemed to be at an end as regards the Property concerned and the Buyer shall forthwith vacate the Office Property but without prejudice to any rights or remedies which may by then have accrued to the Seller against the Buyer.

(e)	If the declaration referred to in paragraph 8.11(a) in respect of the Office Property is refused or in respect of the Reception Area Property if the Landlord refuses consent to the proposed assignment the Seller shall as soon as reasonably practicable apply to the relevant landlord for all necessary consents to the grant of an underlease of either Property to the Buyer for a term equal to the residue of the term of the relevant Lease less three days at a rent equal to and otherwise on the same terms as the Lease and the provisions of paragraphs 8.3 and 8.4 shall apply to the obtaining of such consent mutatis mutandis and if such consent is forthcoming the Seller shall grant and the Buyer shall accept such underlease on the date five working days after the date of receipt of such consent.

(f)	If the consent to underlet referred to above is refused or is not granted within four (4) months of being applied for this agreement shall thenceforth be deemed to be at an end as regards the Property concerned (and the Buyer shall forthwith vacate the Property) but without prejudice to any rights or remedies which may by then have accrued to the Seller against the Buyer.

8.10	If any landlord lawfully requests the Seller to terminate the Buyer’s occupation or serves upon the Seller or the Buyer a writ or summons for possession of the Property on the ground of breach of covenant against parting with possession or occupation thereof without such landlord’s consent the Seller and Buyer shall (unless either the Seller or the Buyer obtains advice from a leading Counsel specialising in landlord and tenant law that any defence to the claim of the relevant landlord would be unlikely to succeed) at all times at the Buyer’s expense defend such proceedings on the ground that such consent has been unreasonably withheld and such other grounds (if any) as may be reasonable in the circumstances

9.	Completion

9.1	Notwithstanding clause 6.2 of this agreement and subject to paragraph 14.2 below completion of the sale of the Properties shall take place five working days after Reversion’s Consent has been obtained.

9.2	The Seller shall not be bound to complete the sale and purchase of the Properties until the Consideration has been satisfied pursuant to and at the time and in the manner specified in the Agreement of which this schedule forms part.

9.3	On the Actual Completion Date the Seller shall deliver to the Buyer:

(a)	a duly executed Assurance of the Property;

(b)	all Leases and other title deeds and documents relating to the Property.